Exhibit 10.1

TUTOR PERINI CORPORATION

Amendment No. 1 to Amended and Restated Employment Agreement

Ronald N. Tutor

DATED:  January 5, 2018

WHEREAS,  Tutor Perini Corporation, a Massachusetts corporation (hereinafter referred to as “Employer”) and Ronald N. Tutor (“Executive”), entered into an Amended and Restated Employment Agreement on December 22, 2014 (the “Agreement”);

WHEREAS, pursuant to Section 20 of the Agreement, the Employer and Executive now wish to amend the Agreement as set forth herein, effective as of the Effective Date;

WHEREAS, Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree to amend the Agreement as set forth herein.

FIRST: The Agreement is hereby amended by removing the first sentence in Section 3 and replacing it with the following sentence:

“The initial term of employment under this Agreement shall be for a period commencing on the Effective Date and ending on December 31, 2021 (the “Initial Term”).”

SECOND: The Agreement is hereby amended by removing the provisions of Section 6(b) and replacing it contents with the following:

“Executive shall be paid an Annual Bonus to the extent earned based on performance against objective performance criteria. The performance criteria for any particular calendar year shall be established by the Compensation Committee of the Board (the “Compensation Committee”) no later than 90 days after the commencement of such calendar year or at such other time as determined by the Compensation Committee. Executive’s Annual Bonus for a calendar year shall be no less than 150% of his Base Salary for that year if target levels of performance for that year (as established by the Compensation Committee when the performance criteria for that year are established) are achieved, with greater amounts (up to 300% of Executive’s Base Salary) or lesser amounts (including zero) paid for performance above and below target (such greater and lesser amounts to be determined by a formula established by the Compensation Committee for that year when it establishes the targets and performance criteria for that year). Executive’s Annual Bonus for a calendar year shall be determined by the Compensation

Committee after the end of the calendar year and shall be paid to Executive when annual bonuses for that year are paid to other senior executives of the Employer, generally, but in no event later than March 15 of the following calendar year. Executive shall be eligible to earn and be paid an Annual Bonus for each year that the Executive remains employed through December 31 of that year. In carrying out its functions under this Section 6(b), the Compensation Committee shall at all times act reasonably and in good faith, and they shall consult with Executive to the extent appropriate.”

THIRD: The Agreement is hereby amended by adding the following new Section 6(d)(3) thereto:

“(3) Employer will provide Executive with the following new equity awards, 50% of which are performance-based, during the Initial Term of the Employment Agreement with the stated objectives to retain the Executive, reward superior performance and provide significant incentives for Executive:

				Approximate Date of
Award	Criteria	Type	#	Award	Grant/Setting Targets	Vesting
1A	Performance	RSUs	75,000	01/05/2018	01/05/2018	12/31/2019
1B	Performance	RSUs	75,000	01/05/2018	01/01/2019	12/31/2020
1C	Performance	RSUs	75,000	01/05/2018	01/01/2020	12/31/2021
1D	Time	RSUs	150,000	01/05/2018	01/05/2018	01/04/2021
1E	Time	RSUs	75,000	01/05/2018	01/05/2018	12/31/2021
2A	Performance	Options	75,000	01/05/2018	01/05/2018	12/31/2019
2B	Performance	Options	75,000	01/05/2018	01/01/2019	12/31/2020
2C	Performance	Options	75,000	01/05/2018	01/01/2020	12/31/2021
2D	Time	Options	75,000	01/05/2018	01/05/2018	12/31/2019
2E	Time	Options	75,000	01/05/2018	01/05/2018	12/31/2020
2F	Time	Options	75,000	01/05/2018	01/05/2018	12/31/2021

The above performance-based awards will be subject to performance criteria to be established by the Compensation Committee. In each case above, both the time-based and performance-based awards are subject to the Executive’s continued employment with the Company through the vesting period, unless early vesting occurs under Section 10.”

FOURTH: The Agreement is hereby amended by removing the last sentence in Section 6(f) and replacing it with the following sentence:

“While employed with the Company, the Employer will provide Executive with life insurance coverage related to the Employer’s standard life insurance policies. In addition, through the earlier of April 12, 2031 or the Executive’s death, Employer will provide Executive with a separate life insurance policy providing for the payment of $10 million in the event of the Executive’s death provided that either (i) Executive remains employed through the Initial Term, (ii) during the Initial Term Executive dies or otherwise terminates his employment only with Good Reason pursuant to Section 9(a)(iii), or (iii) Employer terminates Executive’s employment during the Initial Term for any reason other than for Cause pursuant to Section 9(a)(ii)(B).”

FIFTH: “Annual Bonus” means an annual cash performance bonus in respect of each calendar year that ends during the Employment Period, to the extent earned based on performance against objective performance criteria.

SIXTH: The Agreement is hereby amended by removing the definition of “Target Bonus” in Section 27 and replacing it with the following definition:

““Target Bonus” means an amount equal to 150% of Executive’s Base Salary, as set forth in Section 6.”

SEVENTH: Except as specifically modified herein, the Agreement shall remain in full force and effect in accordance with all of the terms and conditions thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment to the Agreement as of the date first written above.

Tutor Perini Corporation

By:	/s/ Gary G. Smalley

Name:	Gary G. Smalley

Title:	Executive Vice President and Chief Financial Officer

Ronald N. Tutor

/s/ Ronald N. Tutor